EXHIBIT 10.3
2009 Form-Officers
EBITDA
AAM 2009 LONG-TERM INCENTIVE PLAN
AWARD AGREEMENT
     THIS AGREEMENT (the “Agreement”), is made effective as of {INSERT DATE} (the “Date of Grant”), between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and {INSERT NAME} (the “Participant”):
     RECITALS:
     A. The Company has adopted the AAM 2009 Long-Term Incentive Plan (the “Plan”). The Plan is incorporated in and made a part of this Agreement. Capitalized terms not defined in this Agreement have the same meanings as in the Plan; and
     B. The Compensation Committee of the Board of Directors determined that it is in the best interests of the Company and its stockholders to grant the Award provided for in this Agreement to the Participant pursuant to the Plan and the terms of this Agreement.
     The parties agree as follows:
     1. Grant of the Award. The Company grants to the Participant, on the terms and conditions set forth in this Agreement, an award with a target award opportunity of $ {INSERT TARGET AMOUNT} (the “Target Award Opportunity”) for the following Performance Period: {INSERT PERFORMANCE PERIOD}(the “Award”).
     2. Performance Measure and Performance Goals. The performance measure under this Award shall be the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). The performance measure under this Award shall relate to the achievement of certain performance goals (i.e., threshold, target, and maximum) based on three (3) year cumulative EBITDA as a percentage of net sales over the Performance Period as calculated below:

3-Year Cumulative EBITDA %	=	Sum of EBITDA Years 1 – 3
Sum of Net Sales Years 1 – 3
     The Participant shall earn the percentage of his Target Award Opportunity that corresponds to the achieved performance goal for the Performance Period as set forth below:

Achieved	3-Year	Percent of Target
Performance Goal	Cumulative EBITDA	Award Opportunity Earned

Threshold	8%	25%
Target	12%	100%
Maximum	15%	200%

2009 Form-Officers
EBITDA
          Linear interpolation shall be used to determine the percent of Target Award Opportunity earned in the event the Company’s three-year cumulative EBITDA does not fall directly on one of the percentages listed in the chart above.
     3. Determination of Award. Except as otherwise provided herein, the Participant’s earned Award for the Performance Period shall equal the product of: (a) the Participant’s Target Award Opportunity and (b) the percent of Target Award Opportunity earned as determined in Paragraph 2 above. The Committee shall have the sole authority to calculate the Participant’s earned Award.
     4. Form and Timing of Award. Subject to the approval of the Committee, payment of the Participant’s earned Award, if any, shall be made in cash, in a single lump sum, in the following manner:
(a)	The Participant shall receive payment of his earned Award no later than the fifteenth (15th) day of the third month following the end of the Performance Period (“Payment Date”), provided that the Participant has been continuously employed by the Company through the end of the Performance Period and continuously up to and including Payment Date.

(b)	If the Participant’s employment is terminated during the Performance Period due to death, Disability, or Retirement, then the Participant shall be entitled to be paid a pro rata Award, as determined under this subparagraph (b). The pro rata Award shall equal the product of (x) and (y) where (x) is the Award the Participant would have earned based on actual performance measured as of the end of the quarterly reporting period that includes the date of such death, Disability, or Retirement and (y) is a fraction, the numerator of which is the number of calendar months that the Participant was employed by the Company during the Performance Period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the Performance Period. Any payouts shall be made as soon a practical following such payout determination.

(c)	If a Change in Control should occur prior to the end of the Performance Period, then the Participant shall be entitled to a payment for the Award equal to the Participant’s Target Award Opportunity. Such payout shall be made in a lump sum within 30 days after the Change in Control.
     5. Certain Terminations of Employment. If the employment of the Participant is terminated prior to the end of the Performance Period due to any reason not set forth in Paragraph 4(b) above, then the Participant shall not be entitled to the payment of any Award hereunder.
     6. Discretion to Adjust Performance Measures and Performance Goals. In calculating the Participant’s Award under Paragraph 3, the Committee, in its sole discretion, may exclude certain special items from EBITDA. Examples of such items which may be excluded include special charges or gains, non-recurring operating costs, extraordinary gains or losses, the impact of changes in accounting principles, or any other unusual items.

2009 Form-Officers
EBITDA
     7. Nontransferability. The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution. Except for the designation of the Participant’s beneficiary, the purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Award shall be void and unenforceable against the Company or any of its Subsidiaries or affiliates.
     8. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, as required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.
     9. Employment. Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company, nor be deemed a waiver or modification of any agreement between the Employee and the Company.
     10. Amendment and Termination. No amendment or termination of the Plan may adversely affect in any material way the rights of a Participant to the payment of an earned Award that has been approved by the Committee under Section 5.4 of the Plan and under Paragraph 4 of this Agreement without such Participant’s consent.
     11. Miscellaneous.
(a)	The Award is subject to the Plan. The terms and provisions of the Plan, as they may be amended from time to time, are incorporated in this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the terms and provisions of the Plan will govern and prevail.

(b)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.
     12. Section 409A. The Award is not intended to provide for a “deferral of compensation” within the meaning of Section 409A of the Code and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement or the Plan causes the Award to be subject to the requirements of Section 409A of the Code, or could otherwise cause the Participant to recognize income or be subject to the interest and additional income taxes under Section 409A of the Code, then the provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.
     13. Signature in Counterparts. This Agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

2009 Form-Officers
EBITDA

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By:
Name:
Title:

Agreed and acknowledged
as of the Date of Grant:

{Insert Participant Name}

4